Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of February 8, 2019 (the “Effective Date”), by and between The Dun & Bradstreet Corporation, a Delaware corporation (the “Company”) and Joe Reinhardt (the “Employee”).  In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.             Purpose.  The purpose of this Agreement is to recognize Employee’s significant role with respect to the overall financial performance and success of the Company to protect the Company’s business interests through the addition of restrictive covenants, and to provide the basis for Employee’s employment by the Company.

2.             Employment and Duties.  Subject to the terms and conditions of this Agreement, as of the Effective Date, the Company agrees to employ Employee to serve as Chief Legal Officer of the Company.  Employee accepts such employment and agrees to undertake and discharge the duties, functions and responsibilities commensurate with the aforesaid positions and such other duties, functions, and responsibilities as may be prescribed from time to time by the Company’s Executive Chairman, Chief Executive Officer and the Board of Directors of the Company (the “Company Board”) through the end of the Employment Term.  Subject to the terms and conditions of this Agreement, Employee shall be required to comply with the Company’s respective employee policies applicable to him and the Company’s employees generally as from time to time enacted.  During the Employment Term, Employee shall devote substantially all business time, attention and effort to the performance of duties hereunder and shall not engage in any business, profession or occupation, for compensation. or otherwise without the express written consent of the Company, except that Employee may be involved in personal, personal investment, charitable, or civic activities and other matters that do not conflict with Employee’s duties.

3.             Term.  The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years ending on the third anniversary of the Effective Date or, if later, ending on the last day of any extension made pursuant to the next sentence, subject to prior termination as set forth in Section 8 (such term, including any extensions pursuant to the next sentence, the “Employment Term”).  The Employment Term shall be extended automatically for one (1) additional year on the second anniversary of the Effective Date and for an additional year each anniversary thereafter unless and until the Company or Employee gives written notice to the other not to extend the Employment Term before such extension would be effectuated.  Notwithstanding any termination of the Employment Term or the Employee’s employment, the Employee and the Company agree that Sections 9 through 26 shall remain in effect until all parties’ obligations and benefits are satisfied thereunder.  For avoidance of doubt, Section 9 shall only survive the expiration of the Employment Term if a termination of employment occurs during the Employment Term.

4.             Salary.  During the period from the Effective Date through the end of the Employment Term, the Company shall pay Employee an annual base salary, before deducting all applicable withholdings, of $500,000 per year, payable at the time and in the manner dictated by the Company’s standard payroll policies.  Such minimum annual base salary may be periodically reviewed and increased (but not decreased without Employee’s express written consent except in the case of a salary decrease for all executive officers of the Company) at the discretion of the

CEO and/or the Company Board or a committee thereof (such annual base salary, including any increases, the “Annual Base Salary”).

5.             Other Compensation and Fringe Benefits by the Company.  During the Employment Term:

(a)                                 Benefits.  Employee shall be eligible to receive standard medical and other insurance coverage (for Employee and any covered dependents) provided by the Company between the Effective Date and the end of the Employment Term, as applicable, to employees generally.  With respect to any employee benefit plan or arrangement maintained by the Company or its affiliates (excluding, for the avoidance of doubt, equity or equity-based awards and/or pension plan participation or benefit accruals) in which the Employee is eligible to participate on the Effective Date, for all purposes, including for purposes of determining eligibility to participate, level of benefits, vesting and benefit plan accruals (but not for the purposes of benefit accrual under any pension plan), the Employee’s service with Fidelity National Financial, Inc. prior to the Effective Date shall be treated as service with the Company as of and after the Effective Date to the extent such services was recognized immediately prior to Effective Date under a comparable employee benefit plan; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits for the same period of service;

(b)                                 Annual Bonus Opportunity.  Employee shall be eligible to receive an annual incentive bonus opportunity under the Company’s annual incentive plan for each calendar year included in the Employment Term during which Employee is an employee of the Company, including for calendar year 2019 a full year annual bonus taking into consideration the above Annual Base Salary with such opportunity to be earned based upon attainment of performance objectives established by the Company Board or a committee thereof (“Annual Bonus”).  Employee’s target Annual Bonus shall be 100% of the Employee’s then current Annual Base Salary and Employee’s maximum Annual Bonus shall be 200% of the Employees’ then current Annual Base Salary (the Annual Bonus is referred to as the “Annual Bonus Opportunity”).  Employee’s Annual Bonus Opportunity may be periodically reviewed and increased by the Company.  Employee’s Annual Bonus is subject to any Company policy.  If owed pursuant to the terms of the plan, the Annual Bonus shall be paid no later than the March 15th first following the calendar year to which the Annual Bonus relates.  Except as otherwise provided otherwise herein or by the Company Board or a committee thereof, no Annual Bonus shall be paid to Employee unless Employee is employed by the Company or an affiliate thereof, on the last day of the measurement period; provided, however, that Employee shall remain eligible for a pro-rata Annual Bonus based on Employee’s period of employment with the Company during the final year of the Employment Term, if the Employment Term ends prior to the end of the calendar year by the Company’s decision not to renew the Agreement, or by not offering to renew the agreement on substantially similar terms and conditions;

(c)                                  Profits Interest Program.  On or around the Effective Date, the Company agrees to recommend to the Company Board or a committee thereof that Employee receives a profits interest grant, with an exercise price based on the same per-share/unit purchase price as the investors paid to invest in the Company (approximately $2 billion) and on the same other general terms, including vesting terms, as provided to other senior management of the Company, of .20 points of management’s 6 point profits interest pool.  The Company Board or a committee thereof shall determine the final terms of the above profits interest grant.  The grants provided under this section shall be memorialized in grant agreements which shall be provided to Employee on or shortly after the date of each applicable grant.

(d)                                 Future Equity Programs.  Following the Effective Date, Employee shall be entitled to participate in any future Company equity incentive plan, as determined by the Company Board or a committee thereof.

(e)                                  Synergy Programs.  Following the Effective Date, Employee shall be entitled to participate in any future Company synergy plan, as determined by the Company Board or a committee thereof.

6.             Vacation.  For and during each calendar year within the Employment Term, Employee shall be entitled to paid vacation plus recognized Company holidays in accordance with the Company’s policies.

7.             Expense Reimbursement.  In addition to the compensation and benefits provided herein, the Company shall, upon receipt of appropriate documentation, reimburse Employee each month for his reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses incurred to the extent such reimbursement is permitted under the Company’s expense reimbursement policy.

8.             Termination of Employment.  The Company or Employee may terminate Employee’s employment at any time and for any reason in accordance with Subsection 8(a) below.  The Employment Term shall be deemed to have ended on the last day of Employee’s employment.  The Employment Term shall terminate automatically upon Employee’s death.

(a)                                 Notice of Termination.  Any purported termination of Employee’s employment (other than by reason of death) shall be communicated by written Notice of Termination (as defined in Subsection 8(a) below) from one party to the other in accordance with the notice provisions contained in this Agreement.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates the “Date of Termination” (as defined in Subsection 8(b) below) and, with respect to a termination due to “Cause” (as defined in Subsection 8(d) below), “Disability” (as defined in Subsection 8(e) below) or “Good Reason” (as defined in Subsection 8(f)

below), sets forth in reasonable detail the facts and circumstances that are alleged to provide a basis for such termination.  A Notice of Termination from the Company shall specify whether the termination is with or without Cause or due to Employee’s Disability.  A Notice of Termination from Employee shall specify whether the termination is with or without Good Reason.

(b)                                 Date of Termination.  For purposes of this Agreement, “Date of Termination” shall mean the date specified in the Notice of Termination (but in no event shall such date be earlier than the thirtieth (30th) day following the date the Notice of Termination is given) or the date of Employee’s death.  If the Company disagrees with an Employee’s designated Date of Termination, the Company shall have the right to set an alternative earlier final Date of Termination, which, in and of itself, shall not change the characterization of the termination (e.g., from an Employee Termination Without Good Reason to a Company Termination Without Cause).  Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Employee experiences a “separation from service” within the meaning of Code Section 409A (as defined in Section 26), and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination,” and all references herein to a “termination of employment” (or words of similar meaning) shall mean a “separation from service” within the meaning of Code Section 409A.

(c)                                  No Waiver.  The failure to set forth any fact or circumstance in a Notice of Termination, which fact or circumstance was not known to the party giving the Notice of Termination when the notice was given, shall not constitute a waiver of the right to assert such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

(d)                                 Cause.  For purposes of this Agreement, a termination for “Cause” means a termination of Employee’s employment by the Company based upon Employee’s:  (i) persistent failure to perform duties consistent with a commercially reasonable standard of care (other than due to a physical or mental impairment or due to an action or inaction directed by the Company that would otherwise constitute Good Reason); (ii) willful neglect of duties (other than due to a physical or mental impairment or due to an action or inaction directed by the Company that would otherwise constitute Good Reason); (iii) conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty or moral turpitude; (iv) material breach of this Agreement; (v) material breach of the Company’s business policies, accounting practices or standards of ethics; (vi) material breach of any applicable non-competition, non-solicitation, trade secrets, confidentiality or similar restrictive covenant, or (vii) failure to materially cooperate with or impeding an investigation authorized by the Company Board.  Employee’s termination for Cause shall not be effective unless the

Company has given Employee no less than thirty days’ notice of termination and the actions underlying its Cause determination, and Employee has failed to cure the condition or event constituting Cause to the Company Board’s reasonable satisfaction within thirty days following receipt of the Notice of Termination.

(e)                                  Disability.  For purposes of this Agreement, a termination based upon “Disability” means a termination by the Company based upon Employee’s entitlement to long-term disability benefits under the Company’s long-term disability plan or policy, as the case may be, as in effect on the Date of Termination.

(f)                                   Good Reason.  For purposes of this Agreement, a termination for “Good Reason” means a termination by Employee based upon the occurrence (without Employee’s express written consent) of any of the following:

(i)                                     a material diminution in Employee’s title, Annual Base Salary or Annual Bonus Opportunity;

(ii)                                  a material breach by the Company of any of its obligations under this Agreement; or

(iii)                               a material change in the geographic location of Employee’s principal working location, which the Company has determined to be a relocation of more than thirty-five (35) miles.

Notwithstanding the foregoing, Employee being placed on a paid leave for up to sixty (60) days pending a determination of whether there is a basis to terminate Employee for Cause shall not constitute Good Reason.  Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no such event described above shall constitute Good Reason unless:  (1) Employee gives Notice of Termination to the Company specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such event, (2) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of Employee’s Notice of Termination, and (3) the Date of Termination occurs within 180 days following the date of Notice of Termination is delivered.

9.             Obligations of the Company Upon Termination.

(a)                                 Termination by the Company for a Reason Other than Cause, Death or Disability and Termination by Employee for Good Reason.  If Employee’s employment is terminated by:  (1) the Company for any reason other than Cause, death or Disability; or (2) Employee for Good Reason:

(i)                                     The Company shall pay Employee the following (collectively, the “Accrued Obligations”):  (A) within five (5) business days after the Date of Termination, any earned but unpaid Annual Base Salary; (B) within a reasonable time following submission of all applicable documentation, any expense reimbursement payments owed to Employee for expenses incurred prior to the Date of Termination; and (C) no later than March 15th of the year in which the Date of Termination occurs, any earned but unpaid Annual Bonus payments relating to the calendar year prior to the year in which the Date of Termination occurs;

(ii)                                  If the Employee was eligible to earn an Annual Bonus in the year in which the Date of Termination occurs, the Company shall pay Employee no later than March 15th of the calendar year following the year in which the Date of Termination occurs, a prorated Annual Bonus based upon the actual satisfaction of any applicable performance measures or other conditions applicable to the Annual Bonus, but ignoring any requirement that Employee must be employed on the payment date) multiplied by the percentage of the calendar year completed before the Date of Termination;

(iii)                               The Company shall pay Employee no later than the sixty-fifth (65th) calendar day after the Date of Termination, a lump-sum payment equal to 200% of the sum of:  (A) Employee’s Annual Base Salary in effect immediately prior to the Date of Termination) and (B) the target Annual Bonus in the year in which the Date of Termination occurs; provided, however, the Company shall not be required to make this payment if prior to the payment date, the Employee accepts a full-time employment position with Black Knight or Fidelity National Financial, Inc.; and

(iv)                              As long as Employee pays the full monthly premiums for COBRA coverage to the Company, the Company shall provide Employee and, as applicable, Employee’s eligible dependents with continued medical and dental coverage, on the same basis as provided to the Company’s active executives and their dependents until the earlier of:  (i) the greater of 18 months after the Date of Termination or the longest time period as permitted by applicable law as of the Date of Termination based on the underlying reason for discontinuation of employment; or (ii) the date Employee is first eligible for medical and dental coverage (without pre-existing condition limitations) with a subsequent employer.  In addition, as soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination, the Company shall pay Employee a lump sum cash payment equal to eighteen monthly medical and dental COBRA premiums based on the level of coverage in effect for the Employee (e.g., employee only or family coverage) on the Date of Termination.

(b)                                 Termination by the Company for Cause and by Employee without Good Reason.  If Employee’s employment is terminated during the Employment Term by the Company for Cause or by Employee without Good Reason, the

Company’s only obligation under this Agreement shall be payment of any Accrued Obligations.

(c)                                  Termination Due to Death or Disability.  If Employee’s employment is terminated during the Employment Term due to death or Disability, the Company shall pay Employee (or to Employee’s estate or personal representative in the case of death), as soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination:  (i) any Accrued Obligations and (ii) a prorated Annual Bonus based upon the target Annual Bonus Opportunity in the year in which the Date of Termination occurred multiplied by the percentage of the calendar year completed before the Date of Termination.  Additionally, subject to Section 26 hereof, all stock option, restricted stock, profits interest and other equity-based incentive awards granted by the Company that were outstanding but not vested as of the Date of Termination due to death or Disability shall become immediately vested and/or payable.

10.          Non-Delegation of Employee’s Rights.  The obligations, rights and benefits of Employee hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.

11.          Confidential Information.  Employee acknowledges that he will occupy a position of trust and confidence and will have access to and learn substantial information about the Company and its respective affiliates and their operations that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the financial positions and financing arrangements of the Company and its respective affiliates.  Employee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of the Company and/or its respective affiliates, as the case may be.  Employee will keep confidential and will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to the Company’s or its respective affiliates’ methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by the Company or any of its respective affiliates, nor will Employee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this section.  Accordingly, Employee agrees that during the Employment Term and at all times thereafter Employee will not disclose, or permit or encourage anyone else to disclose, any such information, nor will Employee utilize any such information, either alone or with others, outside the scope of Employee’s duties and responsibilities with the Company and its respective affiliates.

12.          Non-Competition.

(a)                                 During Employment Term.  Employee agrees that during the Employment Term, he will devote such business time, attention and energies reasonably necessary to the diligent and faithful performance of the services to the Company and its respective affiliates, and he will not engage in any way whatsoever, directly or indirectly, in any business that is a competitor with the Company’s or its respective affiliates’ principal business, that is a reasonably anticipated extension of their principal business, or that is engaged in the research or development of a product that will compete with the Company’s or its respective affiliates’ principal business, nor solicit customers, suppliers or employees of the Company or its respective affiliates on behalf of, or in any other manner work for or assist any business which is a direct competitor with the Company’s or its respective affiliates’ principal business.  In addition, during the Employment Term, Employee will undertake no planning for or organization of any business activity competitive with the work he performs as an employee of the Company, and Employee will not combine or conspire with any other employee of the Company or any other person for the purpose of organizing such competitive business activity.

(b)                                 After Employment Term.  The parties acknowledge that Employee will acquire substantial knowledge and information concerning the business of the Company and its respective affiliates as a result of his employment.  The parties further acknowledge that the scope of business in which the Company and its respective affiliates are engaged as of the Effective Date is national and very competitive and one in which few companies can successfully compete.  Competition by Employee in that business after the Employment Term would severely injure the Company and its respective affiliates.  Accordingly, for a period of one year after Employee’s employment terminates for any reason whatsoever with the Company, Employee agrees:  (1) not to become an employee, consultant, advisor, principal, partner or substantial shareholder of any firm or business that competes with the Company or its affiliates in their principal products and markets, that is a reasonably anticipated extension of the Company’s or its affiliates in their principal products and markets, or that is engaged in the research or development of a product that will compete with the Company or its affiliates in their principal products and markets; and (2), on behalf of any such competitive firm or business, not to solicit any person or business that was at the time of such termination and remains a customer or prospective customer, a supplier or prospective supplier, or an employee of the Company or an affiliate.

13.          Return of the Company’s Documents.  As soon as practicable following termination of the Employment Term, Employee shall return to the Company all records and documents of or pertaining to the Company or its respective affiliates and shall not make or retain any copy or extract of any such record or document, or any other property of the Company or its respective affiliates.

14.          Improvements and Inventions.  Any and all improvements or inventions that Employee may make or participate in during the Employment Term, unless wholly unrelated to the business of the Company and its respective affiliates and not produced . within the scope of Employee’s employment hereunder, shall be the sole and exclusive property of the Company.

Employee shall, whenever requested by the Company execute and deliver any and all documents that the Company deems appropriate in order to apply for and obtain patents or copyrights in improvements or inventions or in order to assign and/or convey to the Company the sole and exclusive right, title and interest in and to such improvements, inventions, patents, copyrights or applications.

15.          Actions and Survival.  The parties agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that the Company will not have an adequate remedy at law in the event of a failure by Employee to abide by its terms and conditions, nor will money damages adequately compensate for such injury.  Therefore, it is agreed between and hereby acknowledged by the parties, that in the event of a breach by Employee of any obligations under this Agreement, the Company shall have the right, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from a court of competent jurisdiction to restrain or compel Employee to perform as agreed herein.  Nothing in this Agreement shall in any way limit or exclude any other right granted by law or equity to the Company.

16.          Release.  Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit under Section 9 of this Agreement (other than due to Employee’s death), Employee shall have executed a complete release of the Company and its respective affiliates and related parties in such form as is reasonably required by the Company and any waiting periods contained in such release shall have expired; provided, however, that such release shall not apply to Employee’s rights under the benefit plans and programs of the Company, which rights shall be determined in accordance with the terms of such plans and programs.  With respect to any release required to receive payments, distributions or other benefits owed pursuant to Section 9 of this Agreement, the Company must provide Employee with the form of release no later than seven (7) days after the Date of Termination and the release must be signed by Employee and returned to the Company unchanged, effective and irrevocable, no later than thirty (30) days after the Date of Termination.

17.          No Mitigation.  The Company agrees that, if Employee’s employment hereunder is terminated during the Employment Term, Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to Employee by the Company hereunder.  Further, the amount of any payment or benefit provided for hereunder (other than pursuant to Subsection 8(a)(iv) hereof) shall not be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits or otherwise.

18.          Entire Agreement and Amendment.  This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter.  This Agreement may be amended only by a written document signed by both parties to this Agreement.

19.          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  Any litigation pertaining to this Agreement shall be adjudicated in courts located in Duval County, Florida.

20.          Assignments and Successors.  This Agreement may not be assigned by Employee.  In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the stock, business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption by a successor shall be a material breach of this Agreement.  Employee agrees and consents to any such assumption by a successor of the Company, as well as any assignment of this Agreement by the Company for that purpose.  As used in this Agreement, the “Company” as herein before defined as well as any such successor that expressly assumes this Agreement or otherwise becomes bound by all of its terms and provisions by operation of law.  This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors or assigns.

21.          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.          Attorneys’ Fees.  If any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to interpret or enforce any of the terms hereof, the party substantially prevailing in any such action or other proceeding shall be promptly paid by the other party its reasonable legal fees, court costs and litigation expenses, all as determined by the court and not a jury, and such payment shall be made by the non-prevailing party within sixty (60) days of the date the right to the payment amount is so determined; provided, however, that following Employee’s termination of employment with the Company if any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to interpret or enforce any of the terms hereof, the Company shall pay (on an ongoing basis) to Employee to the fullest extent permitted by law, all legal fees, court costs and litigation expenses reasonably incurred by Employee or others on Employee’s behalf (such amounts collectively referred to as the “Reimbursed Amounts”); provided, further, that Employee shall reimburse the Company for the Reimbursed Amounts if it is determined that a majority of Employee’s claims or defenses were frivolous or without merit.  Requests for payment of Reimbursed Amounts, together with all documents required by the Company to substantiate them, must be submitted to the Company no later than ninety (90) days after the expense was incurred.  The Reimbursed Amounts shall be paid by the Company within ninety (90) days after receiving the request and all substantiating documents requested from Employee.  The rights under this section shall survive the termination of employment and this Agreement until the expiration of the applicable statute of limitations.

23.          Severability.  If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement.  If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form.  The covenants of Employee in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants in this Agreement.

24.          Notices.  Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three (3) days after being sent by United States Certified Mail, postage prepaid, with Return Receipt Requested, to the parties at their respective addresses set forth below:

To the Company:

601 Riverside Avenue
Jacksonville, FL 32204
Attention:  General Counsel

To Employee:

To the employee’s last known address on file with the Company

25.          Waiver of Breach.  The waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.

26.          Tax.

(a)                                 Withholding.  The Company or its respective affiliates may deduct from all compensation and benefits payable under this Agreement any taxes or withholdings the Company is required to deduct pursuant to state, federal or local laws.

(b)                                 Section 409A.  To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with the requirements of Section 409A of the Code, as well as any related regulations or other guidance promulgated by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”) and this Agreement shall be interpreted accordingly; provided that for the avoidance of doubt, this provisions shall not be construed to require a gross-up payment in respect of any taxes, interest or penalties imposed on Employee as a payment in respect of any taxes, interest or penalties imposed on Employee as a result of Code Section 409A.  Any provision that would cause the Agreement or any payment hereof to fail to satisfy Code Section 409A shall have no force or effect until amended in the least restrictive manner necessary to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A.  Each payment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A.  In no event may Employee directly or indirectly, designate the calendar year of any payment to be made under this Agreement.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Employee’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Employee’s remaining lifetime.  The Employee acknowledges that he has been advised to consult with an attorney and any other advisors of Employee’s choice prior to executing this Agreement, and the Employee further acknowledges that, in entering into this Agreement, he has not relied upon any representation or statement made by any agent or representative of the Company or its respective affiliates that is not expressly set forth in this Agreement, including, without limitation, any representation with respect to the consequences or characterization (including for purpose of tax withholding and reporting) of the payment of any compensation or benefits hereunder under Code Section 409A and any similar sections of state tax law.

(c)                                  Excise Taxes.  If any payments or benefits paid or provided or to be paid or provided to Employee or for Employee’s benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, employment with the Company or its respective subsidiaries or the termination thereof (a “Payment” and, collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee may, at his discretion, elect for such Payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Code (the “Scaled Back Amount”).  Any such election must be in writing and delivered to the Company within thirty (30) days after the Date of Termination.  If Employee does not elect to have Payments reduced to the Scaled Back Amount, Employee shall be responsible for payment of any Excise Tax resulting from the Payments and Employee shall not be entitled to a gross-up payment under this Agreement or any other for such Excise Tax.  If the Payments are to be reduced, they shall be reduced in the following order of priority:  (i) first from cash compensation, (ii) next from equity compensation, then (iii) pro-rated among all remaining payments and benefits.  To the extent there is a question as to which Payments within any of the foregoing categories are to be reduced first, the Payments that will produce the greatest present value reduction in the Payments with the least reduction in economic value provided to Employee shall be reduced first.

IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the date first set forth above.

THE DUN & BRADSTREET CORPORATION

By:	/s/ Anthony Jabbour
Name:	Anthony Jabbour
Title:	CEO

Employee

Joe Reinhardt

/s/ Joe Reinhardt